EXHIBIT 99

Contacts:	Dan McClain (Media)	(310) 201-3335
	Gaston Kent (Investors)	(310) 201-3423

Northrop Grumman Reports Second Quarter 2006 Results

Earnings per Share from Continuing Operations Increase 25 Percent to $1.26

Income from Continuing Operations Increases 20 Percent to $442 Million

Earnings per Share Increase 23 Percent to $1.23

Net Income Increases 17 Percent to $430 Million

Cash from Continuing Operations of $657 Million

Contract Acquisitions Increase 52 Percent to $8.1 Billion

2006 Guidance for Sales Lowered to Approximately $30.5 Billion

2006 Guidance for Earnings per Share Increased to $4.35 to $4.45

LOS ANGELES – July 27, 2006 – Northrop Grumman Corporation (NYSE: NOC) reported second quarter 2006 income from continuing operations of $442 million, or $1.26 per diluted share, compared with $369 million, or $1.01 per diluted share, for the same period of 2005. Second quarter 2006 sales were $7.6 billion compared with $7.8 billion in the second quarter of 2005. Second quarter 2006 and second quarter 2005 operating results reflect the reclassification of certain operations from continuing to discontinued operations.

“With this quarter’s solid results, including contract acquisition growth of more than 50 percent, we continue to expect double-digit growth in 2006 earnings per share driven by expanding operating margin and a lower share count,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer. “We are raising our 2006 earnings per share estimate to a range of $4.35 to $4.45, and we continue to expect cash from operations of $2.3 to $2.6 billion. Electronics maintained their strong operating margin rate, and Information & Services, Aerospace and Ships all posted double-digit growth in operating margins and substantially higher margin rates, reflecting our continued focus on operating performance.”

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	2

The company’s second quarter 2006 segment operating margin increased 12 percent to $742 million from $664 million in the second quarter of 2005. Operating margin increased 10 percent to $682 million from $621 million in the second quarter of 2005.

Net interest expense for the 2006 second quarter was $84 million compared with $69 million in the prior year period. Net interest expense in the second quarter of 2005 included interest income recognized for a state tax refund related to research and development tax credits.

Other income/expense for the 2006 second quarter was an expense of $9 million compared with income of $7 million in the prior year period. The change was primarily due to a $13 million write-down of marketable securities in the 2006 second quarter.

The effective tax rate applied to income from continuing operations for the 2006 second quarter was 25 percent compared with 34 percent in the 2005 second quarter. During the 2006 second quarter, the company received final approval for the agreement previously reached with the Internal Revenue Service regarding audits of the company’s B-2 program in years 1997 through 2000. As a result, the company recognized tax benefits of $48 million in the 2006 second quarter due to the reversal of previously established expense provisions. The company now expects its 2006 tax rate to range between 31 and 32 percent, compared with its prior guidance of approximately 33 percent.

Net income for the 2006 second quarter increased 17 percent to $430 million, or $1.23 per diluted share, from $367 million, or $1.00 per diluted share, for the same period of 2005. Earnings per share are based on weighted average diluted shares outstanding of 350.1 million for the second quarter of 2006 and 365.2 million for the second quarter of 2005.

Contract acquisitions increased 52 percent to $8.1 billion in the second quarter of 2006 from $5.4 billion for the same period of 2005. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $58.1 billion at June 30, 2006 compared with $56.9 billion at June 30, 2005.

Cash Measurements, Debt and Share Repurchases

Cash provided by continuing operations in the second quarter of 2006 totaled $657 million compared with cash provided by continuing operations of $823 million in the second quarter of 2005. Capital spending totaled $151 million in the 2006 second quarter, including $42 million for Hurricane Katrina capital expenditures at Ships, compared with total capital spending of $149 million in the 2005 second quarter. Since Aug. 29, 2005, hurricane-related insurance recoveries for damage, repair and restoration have totaled $233 million compared with total hurricane-related expenditures of $311 million.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	3

Cash and cash equivalents were $751 million at June 30, 2006 compared with $1.6 billion at Dec. 31, 2005. During the first six months of the year the company reduced total debt by approximately $510 million and repurchased $825 million of its common stock (including approximately 11.6 million shares under an Accelerated Share Repurchase agreement).

Under the most recent $1.5 billion share repurchase authorization announced in October 2005, $176 million remains. The company expects to complete the repurchase of shares under the current authorization by the end of 2006. Common shares outstanding totaled 344.4 million at June 30, 2006.

Reclassification of Reseller Business to Discontinued Operations

In January 2006, the company announced its decision to exit the reseller business (previously reported under Information Technology as the Enterprise Information Technology business area). The shutdown of this business was completed in the 2006 second quarter, and the results of this business have been reclassified to discontinued operations.

Schedule 4 of this earnings release provides previously reported quarterly financial results and restated results reflecting the reclassification of the reseller business from continuing to discontinued operations.

2006 Guidance

For 2006, the company expects sales of approximately $30.5 billion, compared with prior guidance of approximately $31 billion. The company expects earnings per share from continuing operations of $4.35 to $4.45, versus prior guidance of $4.25 to $4.40 per share. The company continues to expect cash from operations of $2.3 billion to $2.6 billion.

Business Results

As was previously announced, beginning with the first quarter of 2006 the company has implemented enhancements in the reporting of its financial results. The company categorizes its seven reporting segments into four businesses. The results of the Mission Systems, Information Technology and Technical Services segments are aggregated as Information & Services. The results of the Integrated Systems and Space Technology segments are aggregated as Aerospace and the Electronic Systems segment is reported as Electronics. The Newport News and Ship Systems sectors are reported as Ships.

The company also revised its reporting of intercompany margin recognition and elimination for the company’s operating segments. The operating information shown below includes intersegment sales and operating margin that eliminate in consolidation, as shown in Schedule 2.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	4

Information & Services

	Second Quarter ($ Millions)
	Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
Mission Systems	$1,338	$132	9.9%	$1,271	$99	7.8%
Information Technology	993	86	8.7%	968	82	8.5%
Technical Services	300	16	5.3%	286	14	4.9%

	$2,631	$234	8.9%	$2,525	$195	7.7%

Information & Services sales increased $106 million, or 4 percent, during the second quarter of 2006 due to higher sales in all three of its operating segments. The sales increase at Mission Systems includes higher volume in Command, Control & Intelligence Systems, Technical & Management Services, and Missile Systems programs. Higher sales in Information Technology were due to increased activity on Defense and Intelligence programs, which were partially offset by lower sales in Civilian Agencies programs.

The 20 percent year-over-year increase in Information & Services operating margin includes higher operating margin from all three segments, but was primarily driven by a 33 percent increase in Mission Systems second quarter operating margin. The increase at Mission Systems reflects improved program performance and lower amortization expense for purchased intangibles than in the prior year period.

Aerospace

	Second Quarter ($ Millions)
	Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
Integrated Systems	$1,397	$142	10.2%	$1,391	$117	8.4%
Space Technology	865	81	9.4%	875	74	8.5%

	$2,262	$223	9.9%	$2,266	$191	8.4%

Second quarter 2006 Aerospace sales were comparable to the second quarter of 2005. Sales at Integrated Systems increased $6 million due to higher volume on the F/A-18 and F-35 programs, substantially offset by lower volume on the E-2D Advanced Hawkeye, E-2C Multi-year and Joint STARS programs. Space Technology sales decreased 1 percent due to lower volume for restricted programs, which was partially offset by higher sales in Satellite Communications programs.

Aerospace second quarter 2006 operating margin increased 17 percent from the second quarter of 2005 and includes higher operating margin at both Integrated Systems and Space Technology. Integrated Systems operating margin increased 21 percent over the prior year period due to improved program performance. Space Technology operating margin increased 9 percent primarily due to performance improvements in Software Defined Radios.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	5

Electronics

Second Quarter ($ Millions)
Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
$1,635	$181	11.1%	$1,769	$199	11.2%

Electronics second quarter 2006 sales decreased 8 percent from the second quarter of 2005 primarily due to lower production rates on several programs. Second quarter sales for the F-16 Block 60 and MESA radar programs declined as hardware production for these programs winds down. Longbow missile sales were also lower as this program nears completion. Second quarter 2006 sales also reflect the divestiture of Interconnect Technologies.

Electronics second quarter 2006 operating margin decreased 9 percent from the second quarter of 2005, corresponding to the decreased sales volume, with improved program performance in some areas and lower expense for amortization of purchased intangibles offsetting forward loss provisions on two fixed-price development programs.

Ships

Second Quarter ($ Millions)
Sales	2006 Operating Margin	% of Sales	Sales	2005 Operating Margin	% of Sales
$1,437	$129	9.0%	$1,587	$102	6.4%

Ships second quarter 2006 sales decreased 9 percent from the second quarter of 2005 and included higher sales in submarine and carrier programs, which were offset by lower volume on the DDG 1000 program (formerly known as the DD(X) program) and hurricane-related work delays on the LPD, LHD and DDG programs.

Ships operating margin increased 26 percent from the second quarter of 2005 primarily due to material incentives and improved performance for the Virginia-class Block II submarine program.

Second Quarter 2006 Highlights

•	The U.S. Navy awarded Northrop Grumman a $2.49 billion shipbuilding contract for the construction and further development of two San Antonio (LPD 17)-class amphibious transport dock ships, LPD 22 and LPD 23, as well as the purchase of long-lead materials and equipment for a third ship, LPD 24.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	6

•	The U.S. Internal Revenue Service selected a team led by Northrop Grumman as one of 21 companies to provide systems support, security and business services for the U.S. Department of the Treasury and other federal agencies. The indefinite delivery/indefinite quantity contract is part of the Total Information Processing Support Services-3 (TIPSS-3) program, funded at a maximum of $3 billion, collectively.

•	The U.S. Navy awarded Northrop Grumman a sole-source, indefinite delivery/indefinite quantity contract for full-rate production acquisition of new EA-6B Prowler Improved Capability (ICAP) III systems. Under this contract, the Navy has made an initial $73 million purchase.

•	The Federal Aviation Administration (FAA) selected Northrop Grumman for a $40 million award to modify transmitters on 135 ASR-9 air traffic control radars. This is the latest in the FAA’s multi-phase, ASR-9 sustainment program, intended to extend the service life of the ASR-9 through the year 2025.

•	Northrop Grumman celebrated a significant chapter in its history as it delivered its first submarine to the U.S. Navy in a decade, the USS Texas, on June 20, 2006.

•	Northrop Grumman delivered the sixth RQ-4 Global Hawk unmanned aerial vehicle to the U.S. Air Force on April 5, increasing the service’s intelligence, surveillance and reconnaissance capabilities.

•	Northrop Grumman opened its Unmanned Systems Center production facility in Moss Point, Miss., where the MQ-8B Fire Scout and portions of the RQ-4B Global Hawk unmanned aerial vehicles will be produced.

•	Northrop Grumman’s board of directors approved a 15 percent increase of the common stock quarterly dividend to $0.30 per share from $0.26 per share.

About Northrop Grumman

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With more than 120,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Northrop Grumman will webcast its earnings conference call at 12 noon EDT on July 27, 2006. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.

Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2006 Results	7

the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, and cash flow, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation and appeals; hurricane recoveries; environmental remediation; divestitures of businesses; successful reduction of debt; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.

The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including recent hurricanes affecting the Company’s Gulf Coast shipyards and the associated risks underlying the Company’s assumptions regarding achieving expected learning-curve progress, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.

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Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com

Schedule 1

NORTHROP GRUMMAN CORPORATION

FINANCIAL HIGHLIGHTS

($ in millions, except per share)

(unaudited)

	SECOND QUARTER		FIRST SIX MONTHS
	2006	2005 (4)	2006	2005 (4)
OPERATING RESULTS HIGHLIGHTS
Total contract acquisitions (1)	$8,133	$5,368	$20,383	$13,075
Total sales	7,601	7,807	14,694	15,109
Total operating margin	682	621	1,286	1,216
Income from continuing operations	442	369	804	767
Net income	430	367	787	776
Diluted earnings per share from continuing operations	1.26	1.01	2.29	2.10
Diluted earnings per share	1.23	1.00	2.24	2.12

Cash provided by continuing operations	657	823	624	1,095
Net cash provided by operating activities	638	813	523	1,076

	JUNE 30, 2006	DEC 31, (4) 2005
BALANCE SHEET HIGHLIGHTS
Cash and cash equivalents	$751	$1,605
Accounts receivable, net	3,907	3,553
Inventoried costs, net	1,296	1,164
Property, plant, and equipment, net	4,403	4,403
Total debt	4,635	5,145
Net debt (2)	3,884	3,540
Mandatorily redeemable preferred stock	350	350
Shareholders’ equity	17,046	16,828
Total assets	33,676	34,214
Net debt to capitalization ratio (3)	18%	16%

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Total debt less cash and cash equivalents.

(3)	Net debt divided by the sum of shareholders’ equity and total debt.

(4)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

Schedule 2

NORTHROP GRUMMAN CORPORATION

OPERATING RESULTS

($ in millions, except per share)

(unaudited)

	SECOND QUARTER		FIRST SIX MONTHS
	2006	2005 (1)	2006	2005 (1)
Sales and Service Revenues
Information & Services
Mission Systems	$1,338	$1,271	$2,602	$2,525
Information Technology	993	968	1,941	1,847
Technical Services	300	286	575	560

Total Information & Services	2,631	2,525	5,118	4,932
Aerospace
Integrated Systems	1,397	1,391	2,834	2,678
Space Technology	865	875	1,720	1,738

Total Aerospace	2,262	2,266	4,554	4,416
Electronics	1,635	1,769	3,144	3,316
Ships	1,437	1,587	2,570	3,101
Other		11		22
Intersegment Eliminations	(364)	(351)	(692)	(678)

	$7,601	$7,807	$14,694	$15,109

Operating Margin and Net Income
Information & Services
Mission Systems	$132	$99	$249	$192
Information Technology	86	82	170	158
Technical Services	16	14	29	26

Total Information & Services	234	195	448	376
Aerospace
Integrated Systems	142	117	291	259
Space Technology	81	74	152	141

Total Aerospace	223	191	443	400
Electronics	181	199	358	361
Ships	129	102	197	209
Other		(5)		(6)
Intersegment Eliminations	(25)	(18)	(51)	(38)

Total segment operating margin (2)	742	664	1,395	1,302
Reconciliation to operating margin
Unallocated expenses	(46)	(42)	(81)	(69)
Net pension (expense) income (3)	(12)	2	(22)	(9)
Reversal of royalty income included above	(2)	(3)	(6)	(8)

Operating margin	682	621	1,286	1,216
Interest income	3	25	16	39
Interest expense	(87)	(94)	(177)	(189)
Other, net	(9)	7	(10)	89

Income from continuing operations before income taxes	589	559	1,115	1,155
Federal and foreign income taxes	147	190	311	388

Income from continuing operations	442	369	804	767
Discontinued operations, net of tax	(12)	(2)	(17)	9

Net income	$430	$367	$787	$776

Weighted average diluted shares outstanding, in millions	350.1	365.2	351.8	365.7
Diluted Earnings (Loss) Per Share
Continuing operations	$1.26	$1.01	$2.29	$2.10
Discontinued operations	(.03)	(.01)	(.05)	.02

Diluted earnings per share	$1.23	$1.00	$2.24	$2.12

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(2)	Management uses segment operating margin as an internal measure of financial performance for the individual business segments. This measure is not in accordance with accounting principles generally accepted in the United States of America (GAAP).

(3)	Net pension (expense) income reflects pension expense determined in accordance with GAAP less the pension expense included in the segment cost of sales to the extent that these costs are currently recognized under U.S. Government Cost Accounting Standards.

Schedule 3

NORTHROP GRUMMAN CORPORATION

ADDITIONAL SEGMENT INFORMATION

($ in millions)

(unaudited)

	CONTRACT ACQUISITIONS(1)				FUNDED BACKLOG(2)
	SECOND QUARTER		FIRST SIX MONTHS		June 30,
	2006	2005 (3)	2006	2005 (3)	2006	2005 (3)
Information & Services
Mission Systems	$1,179	$1,133	$2,907	$2,363	$2,781	$2,896
Information Technology	926	1,198	2,133	2,159	2,435	2,364
Technical Services	511	175	962	444	763	374

Total Information & Services	2,616	2,506	6,002	4,966	5,979	5,634
Aerospace
Integrated Systems	869	662	3,604	2,587	4,515	4,585
Space Technology	730	737	2,371	1,610	1,650	1,621

Total Aerospace	1,599	1,399	5,975	4,197	6,165	6,206
Electronics	1,612	1,389	3,458	3,059	6,671	6,528
Ships	2,740	321	5,794	1,487	9,353	7,551
Other		13	(5)	28		33
Intersegment eliminations	(434)	(260)	(841)	(662)	(619)	(583)

Total	$8,133	$5,368	$20,383	$13,075	$27,549	$25,369

	TOTAL BACKLOG, June 30, 2006
	FUNDED	UNFUNDED(4)	TOTAL BACKLOG
Information & Services
Mission Systems	$2,781	$7,505	$10,286
Information Technology	2,435	2,357	4,792
Technical Services	763	525	1,288

Total Information & Services	5,979	10,387	16,366
Aerospace
Integrated Systems	4,515	6,255	10,770
Space Technology	1,650	8,602	10,252

Total Aerospace	6,165	14,857	21,022
Electronics	6,671	1,737	8,408
Ships	9,353	3,604	12,957
Intersegment eliminations	(619)		(619)

Total	$27,549	$30,585	$58,134

(1)	Contract acquisitions represent orders received during the period for which funding has been contractually obligated by the customer.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

(4)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

Schedule 4

NORTHROP GRUMMAN CORPORATION

SUMMARY OPERATING RESULTS

DISCONTINUED OPERATIONS RECLASSIFICATION

($ in millions, except per share)

(unaudited)

	2005					2006
	Three Months Ended				Total Year	Three Months Ended Mar 31
	Mar 31	Jun 30	Sep 30	Dec 31
Sales and Service Revenues
As reported	$7,453	$7,962	$7,446	$7,860	$30,721	$7,184
EIT (1)	(151)	(155)	(155)	(193)	(654)	(91)

Restated Sales and Service Revenues	$7,302	$7,807	$7,291	$7,667	$30,067	$7,093

Segment Operating Margin (2)
As reported	$638	$659	$481	$621	$2,399	$644
EIT (1)		5	5	5	15	9

Restated segment operating margin	$638	$664	$486	$626	$2,414	$653

Income From Continuing Operations, Net of Tax
As reported	$398	$366	$288	$331	$1,383	$357
EIT, net of tax (1)		3	3	3	9	5

Restated income from continuing operations, net of tax	$398	$369	$291	$334	$1,392	$362

Diluted Earnings Per Share from Continuing Operations
As reported	$1.08	$1.00	$.80	$.92	$3.81	$1.02
EIT, net of tax (1)		.01		.01	.02	.01

Restated diluted earnings per share from continuing operations	$1.08	$1.01	$.80	$.93	$3.83	$1.03

Weighted Average Diluted Shares Outstanding, in Millions	367.0	365.2	362.2	358.1	363.2	350.8

(1)	The EIT adjustment reflects the reclassification of the operating results of the Enterprise Information Technology business area formerly reported in the Information Technology segment. The business was shut down during the second quarter of 2006 and all prior financial information has been reclassified to reflect the business as discontinued operations.

(2)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.